EXHIBIT 99.1

JOINT FILING AGREEMENT

The undersigned, being duly authorized thereunder, hereby execute this agreement as an exhibit to this Schedule 13D to evidence the agreement of the below-named parties, in accordance with the rules promulgated pursuant to the Securities Exchange Act of 1934, to file this Schedule 13D/A jointly on behalf of each such party.

July 16, 2015	/s/ Gregory Bowes
Date:	Gregory Bowes, as Managing Principal of Albright Capital Management, LLC and for Albright Capital Management, LLC as the general partner of ACM Emerging Markets Master Fund I, LP